MEDICURE INC.

STOCK OPTION PLAN
Amended and Restated as of October 2, 2007

1.

Purpose. The purpose of the Stock Option Plan (the “Plan”) of Medicure Inc. (the “Corporation”), a Corporation incorporated under the federal laws of Canada, is to advance the interests of the Corporation by encouraging its directors, management, consultants and employees to acquire shares in the Corporation, thereby increasing their proprietary interest in the Corporation, encouraging them to remain associated with the Corporation and furnishing them with additional incentive in their efforts on behalf of the Corporation in the conduct of its affairs.

2.	Administration. The Plan shall be administered by the board of directors of the Corporation (the “Board”).

Subject to the provisions of the Plan, the Board shall have authority to construe and interpret the Plan and all Option Agreements entered into thereunder, to define the terms used in the Plan and in all Option Agreements entered into thereunder, to prescribe, amend and rescind rules and regulations relating to the Plan, subject to any necessary regulatory approvals of the Toronto Stock Exchange (“TSX”), and to make all other determinations necessary or advisable for the administration of the Plan. All determinations and interpretations made by the Board shall be binding and conclusive on all participants in the Plan and on their legal personal representatives and beneficiaries.

Each option granted hereunder (an “Option”) shall be evidenced by an agreement (an “Option Agreement”), signed on behalf of the Corporation and by the optionee, in such form as the directors shall approve. Each such agreement shall recite that it is subject to the provisions of this Plan.

3.

Shares Subject to Plan. Subject to adjustment as provided in Section 14 hereof, the shares to be offered under the Plan shall consist of common shares of the Corporation (“Shares”) which shall be issued from treasury for purposes of the Plan. The aggregate number of Shares that may be reserved for issuance at any time pursuant to Options granted under this Plan shall not exceed 10% of the total number of Shares issued and outstanding at the date of any grant made hereunder. Any exercise of an Option granted under the Plan will result in an additional grant being available under the Plan. If any Option shall expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purpose of this Plan.

4.

Maintenance of Sufficient Capital. The Corporation shall at all times during the term of this Plan reserve and keep available such numbers of Shares as will be sufficient to satisfy the requirements of the Plan.

5.

Eligibility and Participation. Directors, officers, management, consultants and employees of the Corporation shall be eligible for selection to participate in the Plan (such persons hereinafter collectively referred to as “Participants”). The Board shall determine to whom Options shall be granted, the terms and provisions of the respective Option Agreements, the time or times at which such Options shall be granted, and the number of Shares to be subject to each Option. An individual who has been granted an Option may, if he is otherwise eligible, and if permitted under the policies of the stock exchange or stock exchanges on which the Shares are to be listed, be granted an additional Option or Options if the directors shall so determine.

6.	Exercise Price

(a)

The exercise price of the Shares covered by each Option shall be determined by the Board. Subject to the provisions of Section 6(b), the exercise price shall be not less than the closing price of the Shares on the primary stock exchange on which the Shares are listed on the last trading day immediately preceding the day on which the Option is granted.

(b)

If an Option is granted within six months of a public distribution of the Shares by way of prospectus, then the minimum exercise price of such Option shall, if the policy of such stock exchange or stock exchanges requires, be the greater of the price determined pursuant to Section 6(a) and the price per Share paid by the investing public for Shares acquired by the public during such public distribution, determined in accordance with the policy of such stock exchange or stock exchanges.

7.	Number of Optioned Shares.

	(a)	The number of Shares issuable to Insiders, at any time, under all security based compensation arrangements, cannot exceed 10% of the issued and outstanding Shares.

	(b)	The number of Shares issued to Insiders, within any one year period, under all security based compensation arrangements, cannot exceed 10% of the issued and outstanding Shares.

(c)

“Insider” means any insider of the Corporation (as such term is defined in subsection 1(1) of the Securities Act (Ontario) as amended from time to time), other than a person who falls within that definition solely by virtue of being a director or officer of a subsidiary of the Corporation, and includes any “associate” of any insider (as such term is defined in the said subsection as amended from time to time).

8.	Duration of Option.

(a) Each Option and all rights thereunder shall be expressed to expire on the date set out in the Option Agreements and shall be subject to earlier termination as provided in paragraphs 10 and 11.

(b)

Notwithstanding any other provision of this Plan, no Option shall terminate, become void and of no effect or cease to be exercisable, whether as a result of the expiry of the term fixed for exercise of the Option or as a result of the termination or cessation of employment of an optionee, prior to 5:00 p.m. (Toronto time) on the tenth business day following the cessation of any Trading Blackout applicable to such optionee in effect at the time such Option would otherwise expire or terminate or if a Trading Blackout is not then in effect, prior to 5:00 p.m. (Toronto time) on the tenth business day following cessation of the most recent Trading Blackout applicable to such optionee prior to the Expiry Date.

(c)

“Trading Blackout” means any restricted trading period imposed by the Corporation during which the directors and officers of the Corporation and specified employees are prohibited from trading in the securities of the Corporation.

9.	Option Period, Consideration and Payment.

(a)

The Option Period shall be a period of time fixed by the Board, not to exceed ten years from the date the Option is granted, provided that the Option Period shall be reduced with respect to any Option as provided in Sections 10 and 11 covering cessation as a director, officer, consultant or employee of the Corporation or death of the Participant.

(b)

An Option shall vest and may be exercised (in each case to the nearest full Share) during the Option Period in such manner as the Board may fix by resolution. Options which have vested may be exercised in whole or in part at any time and from time to time during the Option Period.

(c)

Except as set forth in Section 10 and 11, no Option may be exercised unless the Participant is at the time of such exercise a director, officer, manager, consultant, or employee of the Corporation. In the case of a consultant, where the Option has been granted for a specific service, the Option may be exercised only upon completion of that service.

(d)

The exercise of any Option will be contingent upon receipt by the Corporation at its head office of a written notice of exercise, specifying the number of Shares with respect to which the Option is being exercised, accompanied by cash payment, certified cheque or bank draft for the full purchase price of such Shares with respect to which the Option is exercised. No Participant or his legal representatives, legatees or distributes will be, or will deemed to be, a holder of any Shares subject to an Option under this Plan, unless and until the certificate for such Shares are issued to him or them under the terms of the Plan.

10.	Ceasing to Be a Director, Consultant, Officer, Manager, Consultant or Employee.

If a Participant shall cease to be a director, officer, manager, consultant or employee of the Corporation or a company for any reason (other than death), he may, but only within the earlier of the original expiry date and 90 days next succeeding his ceasing to be a director, officer, manager, consultant, or employee, exercise his Option to the extent that he was entitled to exercise it at the date of such cessation.

Nothing contained in the Plan, nor in any Option granted pursuant to the Plan, shall as such confer upon any Participant any right with respect to continuance as a director, officer, manager, consultant or employee of the Corporation or of any affiliate.

11.

Death of Participant. In the event of the death of a Participant, the Option previously granted to him shall be exercisable only by the earlier of the original expiry date and the date that is twelve months after the date of death and then only:

	(a)	by the person or persons to whom the Participant’s rights under the Option shall pass by the Participant’s will or the laws of descent and distribution; and

	(b)	if and to the extent that he was entitled to exercise the Option at the date of his death.

12.

Right of Optionee. No person entitled to exercise any Option granted under the Plan shall have any of the rights or privileges of a shareholder of the Corporation in respect of any Shares issuable upon exercise of such Option until certificates representing such Shares shall have been issued and delivered.

13.

Proceeds from Sales of Shares. The proceeds from sales of Shares issued upon the exercise of Options shall be added to the general funds of the Corporation and shall thereafter be used from time to time for such corporate purposes as the Board may determine and direct.

14.

Adjustments. If the outstanding Shares of the Corporation are increased, decreased, changed into or exchanged for a different number or kind of shares of securities of the Corporation through re-organization, merger, re-capitalization, re-classification, stock dividend, subdivision or consolidation, an appropriate and proportionate adjustment shall be made in the maximum number of kind of shares as to which Options may be granted under the Plan. A corresponding adjustment changing the number or kind of shares allocated to unexercised Options or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in the outstanding Options shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with a corresponding adjustment in the price for each share or other unit of any security covered by the Option.

Upon the liquidation or dissolution of the Corporation or upon a re-organization, merger or consolidation of the Corporation with one or more corporations as a result of which the Corporation is not the surviving corporation, or upon the sale of substantially all of the property or more than eighty (80%) percent of the then outstanding Shares of the Corporation to another corporation, the Plan shall terminate, and any Options theretofore granted hereunder shall terminate unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of Options theretofore granted, or the substitution for such Options of new options covering the shares of a successor employer corporation, or a parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and Options theretofore granted shall continue in the manner and upon the terms so provided. If the Plan and outstanding Options shall terminate pursuant to the foregoing sentence, then immediately prior to consummation of the event which results in the termination of the Plan and outstanding Options, the Board may determine that all of the Options of an optionee vest and become exercisable for such period as the Board specifies. Options not exercised within the specified period will terminate.

Adjustments under this Section shall be made by the Board, subject to the approval of the primary stock exchange on which the shares of the Corporation are listed, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional share shall be issued under the Plan on any such adjustment.

14.1 Change of Control. If a bona fide offer (the “Offer”) for voting or equity shares is made to shareholders of the Corporation generally, or to a class of shareholders of the Corporation which, if Options were exercised, would include the Participants, and which Offer, if accepted in whole or in part, would result in the offeror exercising control over the Corporation within the meaning of subsection 1(3) of the Securities Act (Ontario) then, notwithstanding Sections 8 and 9 but subject to the other provisions hereof:

(a)	The Board may give its express consent to the exercise of any Options which are outstanding although not yet exercisable at the time of the Offer in the manner hereinafter provided.

(b)

If the Board has so consented to the exercise of any Options outstanding at the time of the Offer, the Corporation shall, immediately after such consent has been given, notify each Participant currently holding an Option of the Offer, with full particulars thereof, together with a notice stating that, in order to permit the Participant to participate in the Offer, the Participant may, during the period that the Offer is open for acceptance (or, if no such period is specified, the period of 30 days following the date of such notice), exercise all or any portion of any such Option held by the Participant.

(c)

In the event that the Participant so exercises any such Option, such exercise shall be in accordance with Sections 6, 7 and 9(d) hereof; provided that, if necessary in order to permit the Participant to participate in the Offer, such Option shall be deemed to have been exercised, and the issuance of Shares received upon such exercise (the “Optioned Shares”) shall be deemed to have occurred, effective as of the first day prior to the date on which the Offer was made.

(d)	If, upon the expiry of the applicable period referred to in subsection (b) above, the Offer is completed, and:

(i)

the Participant has not exercised the entire or any portion of such Option then, as of and from the expiry of such period, the Participant’s right to purchase the Shares covered by such Option shall not be exercisable, and shall expire and be null and void; and

(ii)

the Participant has exercised the entire or any portion of such Option, but has not tendered the Shares received in connection with such exercise to the Offer, then, as and from the expiry of such period, the Corporation may require the Participant to sell to the Corporation such Optioned Shares for a purchase price of $.001 per Optioned Share.

(e)	If:

(i) the Offer is not completed (within the time specified therein, if applicable);

or

(ii) all of the Optioned Shares tendered by the Participant pursuant to the Offer are not taken up and paid for by the offeror in respect thereof;

then the Optioned Shares or, in the case of paragraph (ii) above, the portion thereof that is not taken up and paid for by such offeror, shall be returned by the Holder to the Corporation for cancellation and the terms of the Option as set forth herein shall again apply to such Option, or the remaining portion thereof, as the case may be.

(f)	If any Optioned Shares are returned to the Corporation pursuant to subsection (e) above, the Corporation shall refund the Option price to the Participant in respect of such Optioned Shares.

(g) In no event shall the Participant be entitled to sell the Optioned Shares otherwise than pursuant to the Offer, except as provided in paragraph (d)(ii) above.

15.

Transferability. All benefits, rights and Options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be transferable or assignable unless specifically provided herein. During the lifetime of a Participant any benefits, rights and Options may only be exercised by the Participant.

16.	Amendment and Termination of Plan.

(a)

The Board may, at any time, suspend or terminate the Plan or amend or revise the terms of the Plan, provided that no such amendment or revisions shall alter the terms of any Options theretofore granted under the Plan. Subject to Section 16(b) and subject to any necessary approval of the TSX or any other Stock Exchange on which the Shares may be listed, the Board may, from time to time, and without the approval of the Company’s shareholders: (i) amend the Plan and the terms and the conditions of any Options thereafter to be granted; and (ii) with the consent of the affected holder of an Option, amend the Plan and the terms and conditions of any Options which have been theretofore granted.

(b)

The shareholders of the Company shall approve any amendment to the Plan or any Option which (i) reduces the exercise price of an Option granted to an Insider; (ii) extends the period available to exercise an Option granted to an Insider other than as provided in Section 8(b); or (iii) increases the number of shares reserved for issuance under the Plan (other than pursuant to the provisions of Section 14 hereof).

17.

Necessary Approvals. The obligation of the Corporation to issue and deliver Shares in accordance with the Plan is subject to any approvals which may be required from any regulatory authority or stock exchange having jurisdiction over the securities of the Corporation. If any Shares cannot be issued to any Participant for whatever reason, the obligation of the Corporation to issue such Shares shall terminate and any Option exercise price paid to the Corporation will be returned to the Participant.

18.	Stock Exchange Rules. The rules of any stock exchange upon which the Corporation’s Shares are listed shall be applicable relative to Options granted to Participants.

19.

Effective Date of Plan. The Plan has been adopted by the Board of the Corporation subject to the approval of the stock exchange or stock exchanges on which the Shares of the Corporation are to be listed and, if so approved, the Plan shall became effective upon such approvals being obtained.

20.	Interpretation. The Plan will be governed by and construed in accordance with the laws of Canada.

MEDICURE INC.

Per:	/s/ Albert D. Friesen

Per:	/s/ Derek Reimer